Exhibit 10.1

CORPORATE OFFICE

1100 Cassatt Road

Berwyn, PA 19312 U.S.A.

May 3, 2016

Mr. Frank S. Hermance

1100 Cassatt Road

Berwyn, PA 19312

Dear Frank:

Reference is hereby made to that certain Termination and Change of Control Agreement, dated as of October 24, 2007 (as amended, the “CIC Agreement”) between AMETEK, Inc. (the “Company”) and you. Capitalized terms used and not otherwise defined in this letter shall have the meaning assigned to such term in the CIC Agreement.

The Company and you have agreed that effective May 5, 2016, you will transition from your role as Chief Executive Officer of the Company and assume the role of Executive Chairman of the Company, reporting to the Board, with such responsibilities, duties and authority as are customary for such role. As Executive Chairman, your base salary will be $1.3 million per annum, and your target level in the Company’s annual incentive plan will remain at 110%, with a maximum payout of 200% of target, and you will continue to participate in the Company’s long-term incentive plan, which currently consists of a combination of non-qualified Stock Options and Restricted Shares. The other terms of your employment shall remain the same.

Pursuant to this letter, the Company and you acknowledge and agree that your transition from the position of Chief Executive Officer and assumption of the role of Executive Chairman on the agreed upon date, and the organizational and other changes to your employment contemplated by this letter, do not in any way constitute or imply a termination by the Company without Cause or constitute grounds for Good Reason under the CIC Agreement or any other agreement between the Company and you.

Except as expressly set forth herein, the CIC Agreement and all of its terms and conditions remain unmodified and in full force and effect.

If the foregoing is acceptable to you, please indicate so by signing the acceptance and agreement below and returning this letter to the undersigned.

Sincerely,

AMETEK, INC.

By:	/s/ Robert R. Mandos
Name:	Robert R. Mandos
Title:	Chief Financial Officer

ACCEPTED AND AGREED this 3rd day of May 2016:

/s/ Frank S. Hermance
Frank S. Hermance